UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No.   )*


                                   Libbey Inc.
                                   -----------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    529898108
                                    ---------
                                 (CUSIP Number)

                                December 31, 2007
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     /x/ Rule 13d-1(b)

     / / Rule 13d-1(c)

     / / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.   529898108                                                    13G

1    NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
                  Skylands Capital, LLC
                  20-0775613

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)
     (b)

3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Wisconsin

     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
                  5     SOLE VOTING POWER
                           908,800

                  6     SHARED VOTING POWER
                           0

                  7     SOLE DISPOSITIVE POWER
                           908,800

                  8     SHARED DISPOSITIVE POWER
                           0

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  908,800

10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  6.2%

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  IA

CUSIP NO.   529898108                                                  13G


ITEM 1 (a)        NAME OF ISSUER
                  Libbey Inc.

ITEM 1 (b)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                  300 Madison Avenue
                  Toledo, OH  43604

ITEM 2 (a)        NAME OF PERSON FILING
                  Skylands Capital, LLC

ITEM 2 (b)        ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE
                  1200 North Mayfair Road, Suite 250
                  Milwaukee, WI  53226

ITEM 2 (c)        CITIZENSHIP
                  Wisconsin Limited Liability Company

ITEM 2 (d)        TITLE OF CLASS OF SECURITIES
                  Common stock

ITEM 2 (e)        CUSIP NUMBER
                  529898108

ITEM 3 THIS STATEMENT IS FILED PURSUANT TO PARAGRAPH 240.13d-1(b) AND THE PERSON FILING IS:
                  (e) an investment advisor in accordance with paragraph
                      240.13d-1(b)(1)(ii)(E)

ITEM 4            OWNERSHIP:

ITEM 4 (a)        AMOUNT BENEFICIALLY OWNED:
                  908,800

ITEM 4 (b)        PERCENT OF CLASS:
                  6.2%

ITEM 4 (c)        NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                    (i)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                         908,800

                    (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE
                         0

                   (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                         908,800

                    (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                         0

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                         N/A

CUSIP NO.   529898108                                                    13G


ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                       The shares reported are held in four private investment
                  funds and ten separate accounts managed by Skylands Capital, LLC. No one fund or person beneficially owns more than 5% of the outstanding shares.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                           N/A

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                           N/A

ITEM 9            NOTICE OF DISSOLUTION OF THE GROUP:

                           N/A

ITEM 10           CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   January 28, 2008
                                             ---------------------------------
                                                         Date

                                             BY:      Pamela A. Cavanaugh
                                                ------------------------------
                                                        Signature

                                                 Vice President & Treasurer
                                                ------------------------------
                                                  Skylands Capital, LLC
                                                ------------------------------
                                                          Title